UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 28, 2012

INLAND REAL ESTATE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-32185 (Commission File Number)	36-3953261 (IRS Employer Identification No.)
2901 Butterfield Road Oak Brook, Illinois 60523 (Address of Principal Executive Offices)
(630) 218-8000 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On June 28, 2012, Inland Real Estate Corporation (the “Company”) entered into a first modification agreement (the “Modification Agreement”), effective March 29, 2012, to its Unsecured Loan Agreement with Wells Fargo Bank, National Association, dated as of November 15, 2011 (as amended or otherwise modified, including the Modification Agreement, the “Loan Agreement”).

Among other things, the Modification Agreement increases the permitted percentage ratio of the outstanding balance of variable interest Indebtedness to Total Asset Value from 20% to 25% by amending and restating, in its entirety, clause (a) of Section 5.1 of the Loan Agreement as follows:

"(a) Variable Interest Indebtedness.  Borrower and its Subsidiaries shall not at any time permit the outstanding principal balance of Indebtedness which bears interest at an interest rate that is not fixed through the maturity date of such Indebtedness to exceed twenty-five percent (25%) of Total Asset Value, unless all of such Indebtedness in excess of such amount is subject to a Swap Contract approved by Lender that effectively converts the interest rate on such excess to a fixed rate."

The Modification Agreement is attached as Exhibit 10.1 to this current report and incorporated into this Item 1.01 by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.

Description

(d)	Exhibits:
10.1

First Modification Agreement, dated as of June 28, 2012, to the Unsecured Loan Agreement, dated as of November 15, 2011, by and between Wells Fargo Bank, National Association and Inland Real Estate Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND REAL ESTATE CORPORATION

By:	/s/ Mark E. Zalatoris
Name:	Mark E. Zalatoris
Title:	President and Chief Executive Officer

Date:  July 5, 2012

exhibit index

Exhibit No.

Description

9.1

First Modification Agreement, dated as of June 28, 2012, to the Unsecured Loan Agreement, dated as of November 15, 2011, by and between Wells Fargo Bank, National Association and Inland Real Estate Corporation.